SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of June 25, 2025

Series	Classes

JPMorgan Equity Premium Income Fund	A, C, I, R5, R6

JPMorgan Emerging Markets Research Enhanced Equity Fund	I, R6

JPMorgan Hedged Equity 2 Fund	A, C, I, R5, R6

JPMorgan Hedged Equity 3 Fund	A, C, I, R5, R6

JPMorgan Institutional Tax Free Money Market Fund	Capital, Institutional, Agency, IM

JPMorgan International Hedged Equity Fund[1]	A, C, I, R6

JPMorgan Preferred and Income Securities Fund	A, C, I, R6

JPMorgan Securities Lending Money Market Fund	Agency SL Class

JPMorgan SmartRetirement 2065 Fund	A, C, I, R2, R3, R4, R5, R6

JPMorgan SmartRetirement Blend 2065 Fund	I, R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, I

[1]	To be liquidated and reorganized under the JPMorgan International Hedged Equity Laddered Overlay ETF mid 2025.